Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4/A No. 333-291983) of Ryerson Holding Corporation and to the incorporation by reference therein of our reports dated February 20, 2025, with respect to the consolidated financial statements of Ryerson Holding Corporation and the effectiveness of internal control over financial reporting of Ryerson Holding Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

Chicago, Illinois

January 13, 2026